Exhibit 4.17

SHARE PURCHASE AGREEMENT

THIS AGREEMENT dated for reference the 27th day of August, 2004.

BETWEEN:	NEVADA GEOTHERMAL POWER INC. # 900 – 409 Granville St. Vancouver, B.C.
	(referred to as the “Vendor”)	OF THE FIRST PART
AND:	RUNNING FOX RESOURCES CORP. 301 – 455 Granville St, Vancouver BC
	(referred to as the “Purchaser”)	OF THE SECOND PART
AND:

BLUE DESERT MINING (US) INC., a body corporate incorporated pursuant to the laws of Nevada and having its US Registered Offices at 6121 Lakeside Dr., Suite 260, Reno, Nevada 89511 and its head office located at # 900 – 409 Granville St., Vancouver, B.C.

	(referred to as the “Company”)	OF THE THIRD PART

WHEREAS:

A.

The Vendor is the registered and beneficial owner of all the issued and outstanding shares in the capital stock of the Company (the “Shares”), and the Company owns 100% of the Mohave Property in Alaska, and 100% of the Gobi Property in Alaska (subject to a 2% NSR in favour of Hunter Exploration and subject to a Option Agreement with AngloGold US Inc wherein AngloGold may earn up to a 60% Joint Venture interest in the Gobi Property);

B.

The Vendor has agreed to sell and the Purchaser has agreed to purchase 100% of the Shares subject to the following terms and conditions.

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the promises, covenants, terms, conditions, representations and warranties hereinafter set forth, the parties hereto agree each with the other as follows:

1.

SALE AND PURCHASE

1.1

The Purchaser hereby purchases and the Vendor hereby sells the Shares for consideration of Four Hundred Fifty Thousand (450,000) common shares of the Purchaser (the "Purchaser's Shares") to be paid within 15 business days of TSX Venture Exchange approval of this Agreement (the "Closing" date).

1.2

This Agreement is subject to the Purchaser's satisfactory review of all of the Company's records and documentation, to be completed within five business days of receipt of said documentation.

1.3

The Vendor acknowledges that it may be required to execute and deliver such other documents as may be reasonably requested by counsel for the Purchaser in order to effect completion of the transaction herein contemplated and the Vendor hereby agrees to execute and deliver any and all such documents forthwith at the request of the Purchaser or their solicitors.

1.4

On the Closing date, held at the offices of the Purchaser, the Vendor will deliver to the Purchaser, its share certificates representing the Shares of the Company duly endorsed for transfer to the Purchaser, and all corporate records, registers and documents including the minute book and corporate seal of the Company, and the Purchaser will deliver to the Vendor the Purchaser’s Shares.

1.5

The Purchaser's Shares will be delivered in four certificates with resale restrictions as follows:

a) 100,000 shares subject to a hold period of 6 months from the Closing Date;

b) 100,000 shares subject to a hold period of 12 months from the Closing Date;

c) 100,000 shares subject to a hold period of 18 months from the Closing Date;

d) 150,000 shares subject to a hold period of 24 months from the Closing Date;

2.

THE REPRESENTATIONS AND WARRANTIES OF THE VENDOR

2.1

In order to induce the Purchaser to enter into and consummate this Agreement, the Vendor represents and warrants to the Purchaser as follows:

(a)

that the Company owns 100% of the Mohave Property in Alaska, with the Mohave Mineral Property more particularly described in Schedule "A" Mineral Properties and Company Assets;

(b)

that the Company owns 100% of the Gobi Property in Alaska (subject to a 2% NSR in favour of Hunter Exploration and subject to a Option Agreement with AngloGold US Inc wherein AngloGold may earn up to a 60% Joint Venture interest in the Gobi Property), with the Gobi Mineral Property more particularly described in Schedule "A" Mineral Properties and Company Assets;

(c)

that the most recent US Corporation Income Tax Return, which contains the financial information of the Company for the fiscal period ended June 30, 2003 attached hereto as Schedule "B" are substantially true and correct in every material respect and present fairly the financial position of the Company, and all tax returns and annual or other reports of the Company required to be filed prior to the date hereof have been filed and are substantially true, correct and accurate to the best knowledge of the Vendor. All taxes and other governmental charges have been paid or accrued in the Company's books;

(d)

the Vendor has due and sufficient right and authority to enter into this Agreement and to transfer the legal and beneficial title and ownership of all of the outstanding Shares, which are validly issued, fully-paid and non-assessable common shares not subject to any trading restrictions, with the authorized capital of the Company consisting of 250,000 common shares with no par value of which 100 Shares are issued and outstanding in the capital of the Company, to the Purchaser, such that the Purchaser wilt own outright, 100% of the Company;

(e)

no person, firm or corporation has any agreement or option or a right capable of becoming an agreement for the purchase of the Shares, or any right capable of becoming an agreement for the purchase, subscription or issuance of any of the unissued shares in the capital stock of the Company;

(f)

the Company has the corporate power to own the assets owned by it as shown in Schedule ''A'', and to carry out the business carried on by it and is duly registered and qualified to carry on business in the States of Nevada and Alaska, and ail other jurisdictions in which it does so;

(g)

the Company has not guaranteed, or agreed b guarantee, any debt, liability or other obligation of any person, firm or corporation, and the accounts payable and the outstanding debts, and liabilities, contingent or otherwise, of the Company will not exceed Five Hundred Dollars ($500) as at the Closing date of this Agreement;

(h)

no dividends or other distribution of shares in the capital of the Company have been made, declared or authorized, and the business of the Company has been carried on in the ordinary course, and the Company is not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees which apply to it;

(i)

the Company does not have any contracts, agreements, undertakings, or arrangements whether oral, written or implied with employees, lessees, licensees, managers, accountants, suppliers, agents, distributors, officers, directors, lawyers, contractors, geologists, or others of any kind, with the exception of the Gobi Property Agreement with Hunter Exploration, and the Gobi Property Option Agreement with AngloGold US Inc.;

(j)

there is no basis for and there are no actions, suits, judgments, investigations or proceedings, except as disclosed in Schedule "C" (if any), outstanding or pending or to the knowledge of the Company or the Vendor threatened against or affecting the Company at law or in equity or before or by a federal, provincial, state, municipal or other governmental department, commission, board, bureau or agency;

(k)

all material transactions of the Company have been promptly and properly recorded or filed in or with its respective books and records. The minute books of the Company contain all records of the meetings and proceedings of shareholders and directors thereof, including all Agreements pertaining to the Mineral Properties as set out on Schedule "A" attached hereto;

(I)

the performance of this Agreement will not be in violation of the constating documents of the Company or of any agreement to which the Vendor or the Company are a party and will not give any entity, person or company any right to terminate or cancel any agreement or any right enjoyed by the Company and will not result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favor of a third party upon or against the assets of the Company;

(m)

 the only present director, officer, and signing officer of the Company is Brian Fairbank, who agrees to relinquish any signing authority and to appoint Michael Meyers as Director, and Wayne Waters as Director upon the completion of this Agreement.

2.2

The representations and warranties by the Vendor in this Agreement or any certificates or documents delivered pursuant to the provisions hereof or in connection with the transaction contemplated hereby will be true as of the date of Closing of this Agreement as though such representations and warranties were made as of such time. Notwithstanding any investigations or inquiries made by the Purchaser, the representations, warranties, covenants and agreements of the Vendor will survive the execution and Closing of this Agreement and will continue in full force and effect. In the event that any of the said representations and warranties are found to be materially incorrect or there is a material breach of any covenant or agreement of the Vendor, which will result in any loss or damage sustained directly or indirectly by the Purchaser, then the Vendor will pay the amount of such loss or damage to the Purchaser within thirty (30) days of receiving notice thereof, provided that the Purchaser will not be entitled to make any claim unless the loss or damage suffered will exceed the amount of One Thousand Dollars ($1,000).

3.

NOTICES

3.1

All notices or other communications hereunder will be in writing and will be deemed to have been duly given if delivered by hand or courier to the addressee at the address appearing on the first page hereof or to such other address as may be given in writing by the Vendor or the Purchaser, and will be deemed to have been received on the date of delivery.

4.

GENERAL

4.1

This Agreement will enure to the benefit of and will be binding upon the Parties, their heirs, executors, administrators and assigns and the Purchaser and its successors and assigns.

4.2

Time is of the essence in this Agreement.

4.3

The terms and provisions herein contained constitute the entire agreement between the parties and will supersede all previous oral or written communications.

4.4

If any part of this Agreement is held invalid or unenforceable by a Court of law, then this Agreement will be read as if such invalid or unenforceable provision were removed.

4.5

This Agreement will be governed by the laws of British Columbia, and the parties to this Agreement hereby attorn to that jurisdiction.

IN WITNESS WHEREOF the Vendor and the Purchaser and the Company have duly executed this Agreement on the day and year first above written.

NEVADA GEOTHERMAL POWER INC.		/s/ Director
In the presence of	/s/	Authorized Signatory

RUNNING FOX RESOURCE CORP.		/s/
In the presence of	/s/	Authorized Signatory

BLUE DESERT MINING (US) INC.		/s/
In the presence of	/s/	Authorized Signatory